Exhibit F-1









                                             March 14, 1997



          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C.  20549

                    Re:  GPU, Inc.
                         Jersey Central Power & Light Company
                         Metropolitan Edison Company
                         Pennsylvania Electric Company
                         Declaration on Form U-1
                         SEC File No. 70-8967

          Ladies and Gentlemen:

                    We have examined the Declaration on Form U-1, dated November 21, 1996, under the Public Utility Holding Company Act of 1935 ("Act"), filed by GPU, Inc. ("GPU"), a Pennsylvania corporation, and its subsidiaries Jersey Central Power & Light Company ("JCP&L"), a New Jersey corporation, Metropolitan Edison Company ("Met-Ed"), a Pennsylvania corporation, and Pennsylvania Electric Company ("Penelec"), a Pennsylvania corporation (JCP&L, Met-Ed and Penelec are collectively referred to as the "Operating Companies"), with the Securities and Exchange Commission ("Commission"), and docketed by the Commission in SEC File No. 70-8967, as amended by Amendment No. 1 thereto, dated January 14, 1997, and Amendment No. 2 thereto, dated this date, of which this opinion is to be a part. (The Declaration, as so amended and as thus to be amended, is hereinafter referred to as the "Declaration").

                    The Declaration requests authorization for GPU to execute and deliver letter of credit reimbursement agreements ("L/C Reimbursement Agreements") from time to time through December 31, 2006 in respect of letters of credit having an aggregate face amount of up to $40 million ("L/Cs"). The L/Cs will be furnished by the Operating Companies and GPU Service, Inc., GPU Nuclear, Inc. and GPU Generation, Inc. (collectively, the "Service Companies") to their insurance carriers providing workers compensation insurance coverage.


                    We have been counsel to GPU and its subsidiaries for many years. In that connection, we have participated in various proceedings relating to the issuance of securities by GPU and its





          subsidiaries, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.
                    We are members of the Bars of the States of New York and New Jersey and do not purport to be expert on the laws of any jurisdiction other than the laws of the States of New York and New Jersey and the Federal laws of the United States. The opinions expressed herein are limited to matters governed by the laws of the States of New York and New Jersey and the Federal laws of the United States. As to all matters which are governed by the laws of the Commonwealth of Pennsylvania insofar as they relate to Metropolitan Edison Company, we have relied on the opinion of Ryan, Russell, Ogden & Seltzer, which is being filed as Exhibit F-3 to the Declaration. As to all other matters which are governed by the laws of the Commonwealth of Pennsylvania, we have relied on the opinion of Ballard Spahr Andrews & Ingersoll, which is being filed as Exhibit F-2 to the Declaration.

                    Based upon  and subject to the  foregoing, and assuming
          (x) that the transactions therein proposed are carried out in accordance with the Declaration, (y) that Met-Ed and Penelec have obtained appropriate authorizations from the Pennsylvania Public Utility Commission to reimburse GPU for L/C fees and draws, and
          (z) the L/C Reimbursement Agreements are issued in compliance with applicable limitations in GPU s revolving credit agreement, we are of the opinion that when the Commission shall have entered an order forthwith granting the Declaration,

                    (a)  all   State  laws   applicable  to   the  proposed
          transactions will have been complied with;

                    (b)  GPU is validly organized and duly existing;

                    (c) the L/C Reimbursement Agreements will be valid and binding obligations of GPU in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally and general principles of equity limiting the availability of equitable remedies; and

                    (d) the consummation of the transactions proposed in the Declaration will not violate the legal rights of the holders of any securities issued by GPU or any "associate company" thereof, as defined in the Act.

                    We hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.

                                        Very truly yours,



                                        BERLACK, ISRAELS & LIBERMAN LLP